Exhibit 10.9

Lease Agreement

Landlord (hereinafter referred to as Party A): Wuxi Longsheng Boiler Factory

Tenant (hereinafter referred to as Party B): Wuxi Mingteng Mould Technology Co., Ltd.

Landlord and tenant shall hereinafter be referred to individually as a “Party” and collectively as the “Parties”.

In accordance with the Contract Law of the People’s Republic of China and relevant laws and regulations, in order to clarify the rights and obligations of the Parties, The Parties have reached an agreement on the lease of the following premises.

Article 1

Party A voluntarily leases the premises located in Longsheng Boiler Factory in Wuxi City to Party B for use. The size of the leased premises is as follows: 648 square meters in the southwest, 864 square meters in the northwest, 600 square meters in the middle workshop. The above area is 2112 square meters in total, and the price per square meter is RMB245 per year. In addition, the size of the premises in the southeast is 600 square meters, and the price per square meter is RMB150 per year. The price of the eastern kitchen is RMB4800 per year and the guard’s salary is RMB120,000 per year. The lease term is from February 1, 2022 to the date of housing demolition and relocation. This lease agreement will become effective on the execution date after being signed by b the authorized representatives and affixed with the company seals of the Parties.

Article 2

The rent will be RMB260,100 for five months in the first half of the year and shall be paid before February 1, 2022, RMB312,120 for six months in the second half of the year and shall be paid before July 1, 2022, RMB312,120 for the first half of the year and shall be paid January 1, 2023 and RMB312,120 for the second half of the year and shall be paid before July 1, 2023.

Remarks: the rent adds up to RMB572,220 from February 1, 2022 to December 31, 2022 and RMB624,240 from January 1, 2023 to December 31, 2023.

Article 3

The Parties have agreed that the rent includes tax.

Article 4

4.1 Party B will deliver the real estate to Party A at the end of the lease term and shall keep the premises in good condition. The premises, floor etc. shall be restored to its original appearance.

4.2 If Party B renovates the premises during the lease term, Party A shall not bear the economic losses.

4.3 If Party A proposes to terminate the contract, Party A shall be responsible for all the renovations made by Party B during the lease term. If Party B terminates the contract in advance, the renovation fees during the lease term shall not be recovered from Party A.

Article 5 Fireproof, anti-theft and repair during the lease term

5.1 Party B shall not transfer the lease of the premises to a third person or the premises is used by a third person without Party A’s written consent and signing of a separate contract.

5.2 During the lease term, Party B shall have high awareness of fireproof, anti-theft and electricity prevention and safety. It is strictly prohibited to bring dangerous goods such as inflammable and explosive articles into the premises. For personal safety, Party B shall provide fire extinguishers, fireproof, electricity prevention and anti-theft facilities in accordance with the standards specified for fire protection. In order to ensure safe production, Party B shall comply with various systems in accordance with the Production Safety Law during the lease term, consciously implement safety management, accept the safety inspection of the superior safety supervision department, and rectify the existing potential accidents to ensure that the safety meets the standard, otherwise the consequences arising therefrom shall be borne by Party B.

Article 6

6.1 Party A shall inform Party B in written notice six months in advance. Party B shall have the Right of First Refusal under the equal conditions when Party A intends to offer for sale the premises.

6.2 If the Parties terminate the contract upon expiration, they shall notify each other three months in advance.

Article 7

7.1 If the equipment of the leased premises is damaged due to force majeure, both Parties shall not be liable to each other.

7.2 In case of national major project construction and lease, both Parties shall not be liable for the losses caused to each other. All demolition and relocation compensation so caused shall be owned by Party B and Party A shall not have the right to own. Party A shall return the government demolition and relocation compensation to Party B in full. And the compensation shall be paid to Party B within one week after being transferred to Party A’s bank account by governmental departments. If the contract is terminated due to the above reasons, the rent shall be calculated according to the actual time of use with refund for any overpayment or a supplemental payment for any deficiency.

Article 8

In case of any dispute arising from the performance of this contract, both Parties shall settle it through friendly negotiation. If negotiation fails, either party may sue at the court where the leased premises are located.

Article 9

The contract will be terminated upon the date of demolition and relocation. The contract is made in two originals, of which Party A and B holds one set.

Party A: Wuxi Longsheng Boiler Factory	Party B: Wuxi Mingteng Mould Technology Co., Ltd.
Legal representative (signature):	/s/ Fuxiang Qiang	Legal representative (signature):	/s/ Yingkai Xu
ID number:		ID number:
Date: February 11, 2022		Date: February 11, 2022